China Digital Communication Group 1901 Avenue of the Stars, Suite 201 Los Angeles, CA 9006 (310) 461-1322

NEWS RELEASE

China Digital Communication Group Appoints Xu Zhongnan as New Chairman and CEO

Los Angeles, CA and Shenzhen, China, January 5, 2007 -- China Digital Communication Group (OTC Bulletin Board: CHID) announced today that its board of directors has appointed Xu Zhongnan as chairman and CEO of the company following the resignation of Liang Ran.

Xu has more than 40 years experience in manufacturing and management. Prior to joining China Digital, he served as a general manager of Shenzhen E’Jenie Science and Technology Co., Ltd. from 2002 to 2006. From 1995 to 2002, he was a CEO of Er Zhou Yi Xiang Chemical Co., Ltd. From 1990 to 1995, he was a director of Enterprise Management Committee of Dingzu town in Er Zhou. Xu was CEO of Er Cheng Machinery Manufacturing from 1985 to 1990. From 1973 to 1985, he was CEO of Er Cheng Magnet Steel Manufacturing. From 1968 to 1973, Xu was a director of Youth Union of Er Cheng Steel Manufacturing. Xu has a bachelor’s degree from Wuhan Steel Institute.

China Digital President Yu Xi Sun said, “We are honored to promote Mr. Xu from general manager of our subsidiary Shenzhen E’Jenie Science to chairman and CEO of China Digital. At E’Jenie and previous companies, Mr. Xu has had tremendous success heading teams that have developed new products using leading technology to maintain a competitive advantage. His skills and experience will be instrumental as we implement our company’s growth strategies.”

About China Digital Communication Group
China Digital Communication Group has two wholly owned subsidiaries, Shenzhen E’Jenie Science and Technology Development Co. Ltd. and Galaxy View International. E’Jenie manufactures and sells advanced high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China and has recently begun manufacturing complete batteries. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. Galaxy View, through its subsidiary Sono Digital, is a leading supplier of third-generation (3G) communications technology and equipment in China. China Digital Communication Group is continuing its expansion, while seeking distribution partners and acquisitions in new global markets, including the United States. For more information, visit http://www.chinadigitalgroup.com.

An investment profile on China Digital Communication Group may be found at http://www.hawkassociates.com/chidprofile.aspx.

For investor relations information regarding China Digital Communication Group, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking statement: This press release contains forward-looking statements and information that are based upon beliefs of, and information currently available to, the China Digital Communication Group’s management as well as estimates and assumptions made by the company's management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to the company or company’s management identify forward looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, the company’s operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.